EXHIBIT 11.

               Statement re: Computation of Earnings per Share




                               Three Months Ended     Nine Months Ended
                                  September 30,          September 30,
                             ---------------------  ---------------------
                               1999        1998        1999       1998
                             ---------- ----------  ---------- ----------
 Numerator:
     Net income              $ 600,011   $ 504,720  $1,462,146 $1,302,772
                             ========== ==========  ========== ==========

 Denominator:
   Denominator for basic
     earnings per share --
     weighted average
     common shares
     outstanding               591,292     592,292     591,292    534,241

   Effect of dilutive
     securities:
     Officers' stock
     option plan                     -           -          43          -
                             ---------- ----------  ---------- ----------
   Denominator for
     diluted earnings
     per share -
     weighted average
     common shares
     outstanding and
     assumed conversions       591,292     592,292     591,335    534,241
                             ========== ==========  ========== ==========

 Basic earnings per share     $   1.01   $    0.85   $    2.47  $    2.44
                             ========== ==========  ========== ==========

 Diluted earnings per share   $   1.01   $   0.85    $    2.47  $    2.44
                             ========== ==========  ========== ==========